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                                                                       Exhibit 3


                                EDSON MOORE CORP.
                              101 BROOKMEADOW ROAD
                           WILMINGTON, DELAWARE 19807


                                                               November 5, 2002

VIA OVERNIGHT COURIER
---------------------
Elite Pharmaceuticals, Inc.
Elite Laboratories, Inc.
165 Ludlow Avenue
Northvale, New Jersey 07647
Attention:  Chief Executive Officer
Facsimile:  (201) 750-2755

         Re: Exchange of Shares of Series A Convertible Exchangeable Preferred Stock of Elite Laboratories, Inc. ("Laboratories") for shares of Common Stock of Elite Pharmaceuticals, Inc. ("Elite").

Dear Sir or Madam:

         This letter serves as notice to Laboratories and Elite that Edson Moore Corp., a Delaware corporation ("EMC"), hereby exercises its right to exchange 900 shares of Laboratories' Series A Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Series A Shares"), into 49,996 shares of Elite's Common Stock, par value $0.01 per share ("Common Stock"), pursuant to Article I, Sections 4(a) of the Series A Preferred Stock and Series B Preferred Stock of Laboratories, filed with the Secretary of State of the State of Delaware on October 17, 2000 (the "Certificate of Designation". The Series A Shares hereby exchanged are issuable to EMC as accrued dividends for the period commencing October 18, 2001 and ending October 17, 2002, pursuant to Article I, Section 2(b) of the Certificate of Designation.

         Since EMC has not yet received stock certificates evidencing the Series A Shares hereby exchanged, EMC hereby authorizes the surrender of its right to receive such stock certificates in exchange for the shares of Common Stock to be issued to EMC as stated above.

         Please promptly deliver a stock certificate, issued in the name of "Edson Moore Corp." representing the shares of Common Stock into which the Series A Shares are exchangeable as of the date of your receipt of this letter.

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         If the foregoing reflects your understanding of our mutual intentions, please sign and return the enclosed copy of this Letter Agreement to the undersigned.



                                      EDSON MOORE CORP.


                                      By: /s/ John A. Moore
                                          ------------------------------------
                                          Name:  John A. Moore
                                          Title:  President


Acknowledged and Agreed:


ELITE PHARMACEUTICALS, INC.


By: /s/ Atul Mehta
    ---------------------------------
    Name: Atul Mehta
    Title:  President



ELITE LABORATORIES, INC.


By: /s/ Atul Mehta
    ----------------------------------
    Name: Atul Mehta
    Title:  President